Exhibit 99.1

FOR IMMEDIATE RELEASE
October 30, 2008

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Fiscal 2008 Results

CHARLOTTE, N.C.—October 30, 2008--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for fiscal 2008 increased by 9.7% to $3.99 billion from $3.64 billion in fiscal 2007. Consolidated sales for the fiscal fourth quarter ended September 28, 2008 increased by 8.8% to $1.03 billion from $0.94 billion in the fourth quarter of fiscal 2007. The increase in consolidated sales for the year was attributable to sales increases of 11.1% at Harris Teeter, the Company’s supermarket subsidiary, that were partially offset by sales declines of 3.6% at American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary. The increase in consolidated sales during the quarter was driven by sales increases of 10.2% at Harris Teeter that were partially offset by sales declines of 5.8% at A&E.

The Company reported consolidated net income of $96.8 million, or $2.00 per diluted share for fiscal 2008, an increase of 19.9% from the $80.7 million, or $1.68 per diluted share reported for fiscal 2007. Consolidated net income for the fiscal fourth quarter ended September 28, 2008, was $24.8 million, or $0.51 per diluted share, an increase of 17.2% from the $21.2 million, or $0.44 per diluted share, in the fourth quarter of fiscal 2007. The increase in net income over the prior fiscal year and quarterly period was driven by improved operating profit at the Company’s subsidiaries and a lower effective income tax rate realized in fiscal 2008. Income tax expense for fiscal 2008 included refund claims related to prior years of approximately $2.4 million associated with A&E’s foreign operations.

Harris Teeter sales for fiscal 2008 increased by 11.1% to $3.66 billion from $3.30 billion in fiscal 2007. Sales for the fourth quarter of fiscal 2008 were $948.8 million, an increase of 10.2% from the $861.1 million in the fourth quarter of fiscal 2007. The increase in sales was attributable to incremental new stores and comparable store sales increases of 2.86% for the year and 2.16% for the fourth quarter. During fiscal 2008, Harris Teeter opened 15 new stores, closed 3 older stores (2 of which were replaced by new stores) and completed the major remodeling of 7 stores (4 of which were expanded in size). The Company operated 176 stores at September 28, 2008.

Operating profit at Harris Teeter for fiscal 2008 was $177.8 million (4.85% of sales), an increase of 15.4% from $154.1 million (4.67% of sales) in fiscal 2007 (an improvement of 18 basis points). For the fourth quarter of fiscal 2008, operating profit was $42.6 million (4.49% of sales), an increase of 5.2% from $40.5 million (4.71% of sales) in the prior year period (a reduction of 22 basis points).

Operating profit was impacted by new store pre-opening costs of $15.4 million (0.42% of sales) and $17.9 million (0.54% of sales) in fiscal 2008 and 2007, respectively. Pre-opening costs for the fiscal fourth quarter of 2008 and 2007 were $3.8 million (0.40% of sales) and $4.4 million (0.51% of sales), respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule and market location.

Harris Teeter’s operating profit improved primarily as a result of increased sales. The sales increases, along with a continued emphasis on operational efficiencies and overhead cost containment during this time of expansion, have provided leverage to offset the incremental costs associated with Harris Teeter’s new store program (pre-opening costs and incremental start-up costs), increased LIFO expense, fuel and cost of petroleum-based supplies, associate benefit costs, credit and debit card fees, and store occupancy costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation stated, “We are pleased with our results for both the quarter and fiscal year, especially during these times of economic uncertainty. As consumer confidence has fallen in recent weeks and customers continue to change their shopping habits, the coming months will continue to present challenges in regards to the trend of our same store sales. We continue to refine our merchandising strategies to respond to the changing environment and remain focused on our new store expansion and remodeling programs.”

A&E sales for fiscal 2008 decreased by 3.6% to $327.6 million from $339.8 million in fiscal 2007. Foreign sales accounted for approximately 55% and 54% of A&E sales in fiscal 2008 and fiscal 2007, respectively. Sales for the fourth quarter of fiscal 2008 were $77.7 million, a decrease of 5.8% from the $82.5 million in the fourth quarter of fiscal 2007.

Operating profit at A&E for fiscal 2008 was $2.3 million, an increase of 63.6% from $1.4 million in fiscal 2007. For the fourth quarter ended September 28, 2008, A&E realized operating profit of $0.5 million as compared to a $0.3 million operating loss in the fourth quarter of fiscal 2007. Management continues to rationalize A&E’s operations in the Americas and focus on providing best-in-class service to its customers, while expanding its product lines throughout A&E’s supply chain.

Dickson said, “The current economic environment throughout the globe has created an even more challenging retail environment for A&E’s customers. We remain committed to our strategic plans that will transform A&E’s business to a more Asian-centric global supplier of sewing thread, embroidery thread and technical textiles. As part of these plans, on April 7, 2008 we completed the previously announced joint venture with Vardhman Textiles Limited (“Vardhman”), to manufacture, distribute and sell sewing thread for industrial and consumer markets within India and for export markets. Subsequent to year end and in accordance with the original joint venture agreement, A&E increased its ownership interest in Vardhman to 49%. A&E has already realized the benefits of this joint venture and we are very excited about the opportunity to grow the business together in this important region of Asia. We will continue to evaluate A&E's structure to best position A&E to take advantage of opportunities available through its enhanced international operations.”

Capital expenditures for the consolidated Ruddick Corporation for fiscal 2008 totaled $199.5 million and depreciation and amortization totaled $114.4 million. Total capital expenditures for the year ended September 28, 2008, were comprised of $192.2 million for Harris Teeter and $7.3 million for A&E. During fiscal 2008, Harris Teeter made an additional net investment of $19.0 million ($22.7 million additional investments less $3.7 million received from property investment sales and partnership returns) in connection with the development of certain of its new stores. Additionally, A&E invested $24.1 million in connection with its joint venture with Vardhman.

Harris Teeter’s improvement in operating performance over the last several years and financial position provide the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. During fiscal 2009, Harris Teeter plans to open 17 new stores (2 of which will be replacements for existing stores) and complete 4 major remodels (1 of which will be expanded in size). The new store development program for fiscal 2009 is expected to result in a 9.8% increase in retail square footage as compared to an 8.5% increase in fiscal 2008. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s new store program for fiscal 2009 calls for the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Fiscal 2009 consolidated capital expenditures are planned to total approximately $247 million, consisting of $241 million for Harris Teeter and $6 million for A&E. Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company’s revolving line of credit which provide substantially more liquidity than what we expect to be required. In addition to the fiscal 2009 planned capital expenditures, A&E invested an additional $8.7 million in the first quarter of fiscal 2009 in connection with its increased investment in Vardhman.

The Company’s management remains cautious in its expectations for fiscal 2009 due to the current economic environment and its impact on our customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands as a result of the challenging economic environment. The retail grocery market remains intensely competitive and the textile and apparel environment faces additional challenges during this recessionary period. Further operating improvement will be dependent on the Company’s ability to continue to increase Harris Teeter’s market share, rationalize A&E’s operations, offset increased operating costs with additional operating efficiencies, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states along the eastern seaboard and the District of Columbia, and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

###

Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		52 WEEKS ENDED
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
NET SALES
Harris Teeter	$948,789	$861,120	$3,664,804	$3,299,377
American & Efird	77,719	82,487	327,593	339,831
Total	1,026,508	943,607	3,992,397	3,639,208

COST OF SALES
Harris Teeter	655,767	595,488	2,525,947	2,277,638
American & Efird	62,088	64,583	258,003	265,223
Total	717,855	660,071	2,783,950	2,542,861

GROSS PROFIT
Harris Teeter	293,022	265,632	1,138,857	1,021,739
American & Efird	15,631	17,904	69,590	74,608
Total	308,653	283,536	1,208,447	1,096,347

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	250,379	225,092	961,092	867,656
American & Efird	15,150	18,162	67,262	73,184
Corporate	1,499	1,653	6,308	7,333
Total	267,028	244,907	1,034,662	948,173

OPERATING PROFIT (LOSS)
Harris Teeter	42,643	40,540	177,765	154,083
American & Efird	481	(258)	2,328	1,424
Corporate	(1,499)	(1,653)	(6,308)	(7,333)
Total	41,625	38,629	173,785	148,174

OTHER EXPENSE (INCOME)
Interest expense	5,203	3,989	20,334	17,654
Interest income	(926)	(125)	(1,185)	(307)
Net investment loss (gains)	19	24	41	(228)
Minority interest	80	56	484	564
Total	4,376	3,944	19,674	17,683

INCOME BEFORE TAXES	37,249	34,685	154,111	130,491
INCOME TAXES	12,416	13,493	57,359	49,803
NET INCOME	$24,833	$21,192	$96,752	$80,688

NET INCOME PER SHARE:
Basic	$0.52	$0.44	$2.02	$1.69
Diluted	$0.51	$0.44	$2.00	$1.68

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,814	47,741	47,824	47,605
Diluted	48,267	48,276	48,295	48,139

DIVIDENDS DECLARED PER SHARE - Common	$0.12	$0.11	$0.48	$0.44

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	September 28,	September 30,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$29,759	$26,747
Accounts Receivable, Net	91,528	92,998
Refundable Income Taxes	8,607	6,796
Inventories	312,589	295,662
Deferred Income Taxes	6,477	9,775
Prepaid Expenses and Other Current Assets	28,196	24,286
Total Current Assets	477,156	456,264

PROPERTY, NET	967,331	867,636
INVESTMENTS	143,902	100,736
DEFERRED INCOME TAXES	361	-
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	26,355	27,617
OTHER LONG-TERM ASSETS	73,133	69,267

Total Assets	$1,696,407	$1,529,689

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes Payable	$11,150	$11,694
Current Portion of Long-Term Debt and Capital Lease Obligations	9,625	8,535
Accounts Payable	236,649	227,493
Deferred Income Taxes	347	-
Accrued Compensation	63,826	57,352
Other Current Liabilities	89,206	77,696
Total Current Liabilities	410,803	382,770

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	310,953	255,857
DEFERRED INCOME TAXES	10,877	870
PENSION LIABILITIES	45,499	64,162
OTHER LONG-TERM LIABILITIES	88,492	83,696
MINORITY INTEREST	5,948	5,724

SHAREHOLDERS' EQUITY:
Common Stock	83,252	81,677
Retained Earnings	767,562	693,992
Accumulated Other Comprehensive Income (Loss)	(26,979)	(39,059)
Total Shareholders' Equity	823,835	736,610

Total Liabilities and Shareholders' Equity	$1,696,407	$1,529,689

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	52 WEEKS ENDED
	September 28,	September 30,
	2008	2007
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$96,752	$80,688
Non-Cash Items Included in Net Income
Depreciation and Amortization	114,405	100,798
Deferred Income Taxes	13,665	(3,108)
Net Gain on Sale of Property	(1,789)	(2,432)
Impairment Losses	129	618
Share-Based Compensation	5,376	3,853
Other, Net	1,703	(2,649)
Changes in Operating Accounts (Utilizing) Providing Cash	(3,553)	34,350
Other, Net	500	500
NET CASH PROVIDED BY OPERATING ACTIVITIES	227,188	212,618

INVESTING ACTIVITIES
Capital Expenditures	(199,500)	(219,903)
Purchase of Other Investments	(46,799)	(9,835)
Acquired Favorable Leases	(1,136)	-
Proceeds from Sale of Property	24,606	14,989
Return of Partnership Investments	129	12,557
Investments in Company-Owned Life Insurance	(1,879)	(1,881)
Other, Net	(1,647)	(735)
NET CASH USED IN INVESTING ACTIVITIES	(226,226)	(204,808)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Debt Borrowings	865	750
Net (Payments on) Proceeds from Revolver Borrowings	(62,000)	10,200
Proceeds from Long-Term Debt Borrowings	100,371	319
Payments on Long-Term Debt and Capital Lease Obligations	(10,207)	(8,387)
Dividends Paid	(23,182)	(21,118)
Proceeds from Stock Issued	3,359	5,711
Share-Based Compensation Tax Benefits	1,917	1,820
Purchase and Retirement of Common Stock	(8,000)	-
Other, Net	(1,139)	(210)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,984	(10,915)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,946	(3,105)
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	66	664
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	26,747	29,188

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,759	$26,747

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$19,263	$17,295
Income Taxes	46,072	52,384
Non-Cash Activity:
Assets Acquired Under Capital Leases	26,844	23,207

RUDDICK CORPORATION
OTHER STATISTICS
September 28, 2008
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation
Depreciation and Amortization:
Fourth Fiscal Quarter	$25.9	$4.1	$-	$30.0
Fiscal Year to Date	96.4	17.9	0.1	114.4

Capital Expenditures:
Fourth Fiscal Quarter	$52.8	$1.4	$-	$54.2
Fiscal Year to Date	192.2	7.3	-	199.5

Purchase of Other Investment Assets:
Fourth Fiscal Quarter	$8.2	$-	$-	$8.2
Fiscal Year to Date	22.7	24.1	-	46.8

Harris Teeter Store Count:		Quarter		Year to Date
Beginning number of stores		174		164
Opened during the period		3		15
Closed during the period		(1)		(3)
Stores in operation at end of period		176		176

		Quarter		Year to Date
Harris Teeter Comparable Store Sales Increase		2.16%		2.86%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales.